    Exhibit 10.36
_______________________________________________________________
LOAN B AGREEMENT
Dated as of November 13, 2024
among
RIVIAN JV SPV, LLC,
as Borrower,
RIVIAN AUTOMOTIVE, INC.,
as Parent
and
RIVIAN AND VW GROUP TECHNOLOGY, LLC,
as Lender
_______________________________________________________________

Table of Contents
    Page
Section 1.01    Certain Defined Terms.    1
Section 1.02    Other Interpretive Provisions.    11
Section 1.03    Accounting Terms; Changes in GAAP.    11
ARTICLE II THE LOAN, ETC.    12
Section 2.01    The Loan.    12
Section 2.02    Disbursement.    12
Section 2.03    Repayment.    12
Section 2.04    Interest.    13
Section 2.05    Payments.    14
Section 2.06    Set-Off.    14
Section 2.07    Voluntary Prepayments    14
Section 2.08    Interest Rate.    14
Section 2.09    Compensation for Losses.    14
ARTICLE III TAXES, ETC.    15
Section 3.01    Taxes.    15
ARTICLE IV CONDITIONS PRECEDENT    16
Section 4.01    Conditions to Effective Date.    16
Section 4.02    Conditions to Funding Date.    17
ARTICLE V REPRESENTATIONS AND WARRANTIES    18
Section 5.01    Status and Licensing.    18
Section 5.02    Power and Authority; Enforceable Obligations.    18
Section 5.03    Compliance with Law and Other Instruments.    18
Section 5.04    Governmental Approvals.    19
Section 5.05    Solvency.    19
Section 5.06    Taxes.    19
Section 5.07    ABL Loan Documents and 2026 Notes Documents.    19
Section 5.08    Separateness.    19
ARTICLE VI COVENANTS    19
Section 6.01    Notice of Default or Material Adverse Effect.    19
Section 6.02    Compliance with Law.    20
Section 6.03    Notices under ABL Loan Documents and 2026 Notes Documents    20
Section 6.04    Indebtedness.    20
Section 6.05    Liens.    20
Section 6.06    Restricted Payments.    20
Section 6.07    Investments.    20
Section 6.08    Separateness.    21
Section 6.09    Further Assurances.    22
ARTICLE VII EVENTS OF DEFAULT    22
Section 7.01    Events of Default.    22
Section 7.02    Remedies Upon an Event of Default.    25
ARTICLE VIII MISCELLANEOUS    26
Section 8.01    Expenses; Indemnity; Damage Waiver.    26
Section 8.02    Amendments and Waivers, Etc.    27
Section 8.03    Governing Law.    27

Section 8.04    Notices.    27
Section 8.05    Table of Contents; Headings.    27
Section 8.06    Survival.    27
Section 8.07    Successors and Assigns.    27
Section 8.08    Interest Rate Limitation.    28
Section 8.09    Submission to Jurisdiction; Venue; Waiver of Jury Trial.    28
Section 8.10    Judgment Currency.    29
Section 8.11    Execution in Counterparts.    30
Section 8.12    Severability.    30
Section 8.13    No Waiver; Remedies.    30
Section 8.14    Entire Agreement.    30
Section 8.15    Revival and Reinstatement.    30
Section 8.16    Confidentiality.    31
Section 8.17    No Liability.    31

SCHEDULES AND EXHIBITS
SCHEDULE 1.01	Surviving Covenants – Illustrative Examples
SCHEDULE 8.04	Addresses for Notices
EXHIBIT A	Form of Pledge Agreement
EXHIBIT B	Form of Borrowing Request
EXHIBIT C	Form of Solvency Certificate
EXHIBIT D	Form of Assignment and Assumption Notice

LOAN AGREEMENT
This LOAN AGREEMENT (this “Agreement”), is entered into as of November 13, 2024, between RIVIAN JV SPV, LLC, a limited liability company organized under the laws of Delaware, as the borrower (the “Borrower”), RIVIAN AUTOMOTIVE, INC., a corporation organized under the laws of Delaware (the “Parent”) (it being understood that Parent is entering into this Agreement solely for the purposes of the sections specified on its signature page hereto) and RIVIAN AND VW GROUP TECHNOLOGY, LLC, a limited liability company organized under the laws of Delaware, as the lender (the “Lender”).
RECITALS
WHEREAS, the Borrower desires to obtain the Loan (as defined below) in a principal amount equal to $1,000,000,000 on the Funding Date, and the Lender is willing, on the terms and subject to the conditions hereinafter set forth, to make the Loan in such amount to the Borrower on the Funding Date, subject to the satisfaction or waiver of all the conditions set forth in Article IV hereof; and
WHEREAS, all or substantially all of the proceeds of the Loan will be distributed by the Borrower to the Parent for general corporate purposes;
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“2026 Notes Documents” shall mean the 2026 Notes Indenture, each of the global note certificates issued thereunder, the Security Agreement (as defined in the 2026 Notes Indenture) and the Intercreditor Agreement (as defined in the 2026 Notes Indenture) or, in the case of any refinancing or replacement of the original 2026 Notes Indenture, all comparable definitive documentation with respect thereto.
“2026 Notes Indenture” shall mean that certain Indenture, dated as of October 8, 2021, between, among others, Rivian Holdings, Rivian, LLC, Rivian Automotive, LLC and Wilmington Trust, National Association as trustee and as collateral agent, as amended, restated, supplemented, or otherwise modified from time to time or as may be refinanced or replaced from time to time (whether such refinancing or replacement takes the form an indenture, term loan, revolving credit agreement or other credit facility); provided that any such refinancing or replacement thereof will only be deemed to be the “2026 Notes Indenture” hereunder if such refinancing or replacement constitutes Material Indebtedness, it being understood that if the 2026 Notes Indenture is refinanced or replaced with more than one credit facility that constitutes Material Indebtedness, each such credit facility shall be deemed to be the “2026 Notes Indenture” hereunder.
“ABL Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of April 19, 2023, among, among others, Rivian Holdings, Rivian, LLC, Rivian Automotive, LLC and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented, or otherwise modified from time to time or as may be refinanced or replaced from time to time (whether such refinancing or replacement takes the form of another revolving credit agreement, term loan, indenture or other credit facility); provided that any such refinancing or replacement thereof will only be deemed to be the “ABL Credit Agreement” hereunder if such refinancing or replacement constitutes Material Indebtedness, it being understood that if the ABL Credit Agreement is refinanced or replaced with more than one credit facility that constitutes Material Indebtedness, each such credit facility shall be deemed to be the “ABL Credit Agreement” hereunder.

1

“ABL Loan Documents” shall mean the ABL Credit Agreement, the Guarantee and Collateral Agreement (as defined in the ABL Credit Agreement) and the Intercreditor Agreement (as defined in the ABL Credit Agreement) or, in the case of any refinancing or replacement of the original ABL Credit Agreement, all comparable definitive documentation with respect thereto.
“Acceptable Bank” means a Bank that is reasonably acceptable to the Lender.
“Additional Amounts” shall have the meaning set forth in Section 3.01(a).
“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with, such Person. Notwithstanding the foregoing, neither VW AG nor any of its Affiliates will be deemed to be an Affiliate of any other Person as a result of the beneficial ownership of Equity Interests of Parent.
“Agreement” shall have the meaning set forth in the introduction hereto.
“Agreement Currency” shall have the meaning set forth in Section 8.10.
“Applicable Law” shall mean, as to any Person, any applicable statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, rule, regulation or other governmental restriction or any similar form of decision of, or determination by (or any interpretation or administration of any of the foregoing by), any Governmental Authority binding upon such Person or to which such a Person is subject, whether in effect as of the date hereof or hereafter.
“Assigned Rights and Obligations” shall mean (i) all of the Lender’s rights and obligations in its capacity as a Lender under this Agreement and any other documents or instruments delivered pursuant hereto, and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Lender (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with this Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) hereof.
“Assignment and Assumption Notice” shall mean a notice from VW SPV substantially in the form of Exhibit D hereto.
“Availability Period” shall mean the period from and including October 1, 2026 to and including October 30, 2026.
“Bank” means a bank or other financial institution that solicits, receives, or accepts money or its equivalent for deposit as a business under authority granted by the appropriate U.S. federal regulatory agency.
“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
“Borrower” shall have the meaning set forth in the preamble hereto.
“Borrowing Request” shall have the meaning set forth in Section 4.02(b).
“Borrowing Request Date” shall mean the date on which the Borrowing Request is delivered to the Lender.
“Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banking institutions are authorized or required to close in New York, New York or in Lower Saxony, Germany.

2

“Capitalized Lease” shall mean, as applied to any Person, any lease of any Property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.
“Change of Control” shall mean the Parent ceases to own, beneficially and of record, directly or indirectly, one hundred per cent. (100%) of the issued and outstanding Equity Interests of the Borrower (excluding any Equity Interests held by VW SPV (or any transferee thereof)).
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Collateral” shall mean all assets and property, now owned or hereafter acquired, subject to, or purported to be subject to, Liens created pursuant to any Collateral Document and shall include any assets or property subject to replacement Liens or adequate protection Liens in favor of the Lender.
“Collateral Documents” shall mean the Pledge Agreement and any other agreements, instruments or documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Loan and all other obligations hereunder.
“Commitment” shall mean the commitment of the Lender to make the Loan pursuant to Section 2.01 of this Agreement in a principal amount equal to $1,000,000,000.
“Compliance Certificate” shall mean a certification of Parent or any of its Subsidiaries as to its compliance with any financial covenant provided for in the 2026 Notes, the ABL Credit Agreement, or the definitive documentation for any other Material Indebtedness; provided that notwithstanding anything in this Agreement to the contrary, any financial information, operating data or competitively sensitive information contained therein may be redacted, and any schedule, attachment, or exhibit thereto may be redacted or excluded, so long as the unredacted information included therein is sufficient to demonstrate on its face the compliance or non-compliance, as the case may be, with the applicable financial covenant.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Default” shall mean any of the events specified in Section 7.01, whether or not any requirement for the giving of notice or lapse of time or both has been satisfied.
“Development and Services Agreement” shall mean that certain Development and Services Agreement, dated as of the date hereof, among Rivian Automotive, LLC, VW AG and the Lender.
“Dollars” and the “$” sign shall mean the lawful currency of the United States of America.
“Effective Date” shall mean the date on which all of the conditions set forth in Section 4.01 hereof have been fulfilled or waived by the Lender and VW SPV.
“Eligible Assignee” shall mean (i) VW SPV and any of VW SPV’s Affiliates that is a “United States person” within the meaning of Section 7701(a)(30) of the Code or (ii) any other Person approved by the Borrower, such approval not to be unreasonably withheld, conditioned or delayed.
“Equity Interests” shall mean, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

3

“Event of Default” shall have the meaning set forth in Section 7.01.
“Final Maturity Date” shall mean the date which is ten (10) years following the Funding Date.
“Finance Documents” shall mean this Agreement, the Collateral Documents, the Borrowing Request, the Payment Direction Agreement and any other documents executed and delivered by the Borrower in connection with the foregoing and stated to be a Finance Document pursuant to the terms of such document, as such documents may be amended, restated, supplemented and modified from time to time.
“Funding Date” shall mean the date the Loan is funded hereunder.
“GAAP” shall mean, subject to Section 1.03, United States generally accepted accounting principles as in effect as of the date of determination thereof.
“Governmental Authority” shall mean the government of the United States or any other nation or government, any state or municipality, any multi-lateral or similar organization or any other agency, instrumentality, authority, regulatory body, court, tribunal, central bank or political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, monetary, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” shall mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing (whether pursuant to a guaranty or otherwise) any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for purposes of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Hedging Agreements” shall mean (a) any and all interest rate protection agreements, interest rate future agreements, interest rate option agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate hedge agreements, foreign exchange contracts, currency swap agreements, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, traded at the over-the-counter or standardized markets and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or are governed by any form of master agreement published by the International Swaps and Derivative Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (such master agreement, together with any related schedules, a “Master Agreement”) including any such obligations or liabilities under any Master Agreement.
“Hedging Costs” means, in respect of any event set forth in Section 2.09, any costs, losses or expenses attributable or in connection with such event as a result of terminating, liquidating, settling or offsetting any hedging transactions previously entered into by VW SPV or its Affiliates to hedge any risks in connection with Loan A, but only to the extent such costs, losses or expenses are reimbursable in accordance with Section 2.09 of the Loan A Agreement.

4

“Indebtedness” shall mean, with respect to any Person at any date of determination (without duplication): (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit, financial guaranty insurance policies or similar instruments; (d) to the extent reflected on the balance sheet of such Person in accordance with GAAP, all obligations of such Person for the deferred purchase price of Property or services, which purchase price is due more than 6 months after the date of taking delivery and title to such Property or completion of the services rendered, as applicable; provided that current trade payables incurred in the ordinary course of such Person’s business shall not constitute “Indebtedness”; (e) all obligations of such Person as lessee under Capitalized Leases (but not operating leases); (f) all net payment obligations of such Person in respect of Hedging Agreements (determined by reference to the marked-to-market value thereof); (g) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (f); and (h) all Indebtedness of other Persons secured by a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person.
“Indemnified Taxes” shall have the meaning set forth in Section 3.01(a).
“Indemnitee” shall have the meaning set forth in Section 8.01(b).
“Information Sharing Agreement” shall mean that certain Information Sharing Agreement, dated as of the date hereof, among VW AG, Parent and the Lender.
“Interest Payment Date” shall mean the last day of each Interest Period (including the Final Maturity Date).
“Interest Period” shall mean (a) initially, the period commencing on and including the Funding Date and ending on (but excluding) the numerically corresponding date twenty four (24) months thereafter and (b) thereafter, each period commencing on (and including) the last day of the preceding Interest Period and ending on (but excluding) the numerically corresponding day that is six (6) months thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Final Maturity Date.
“Interest Rate” shall have the meaning set forth in Section 2.08.
“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (g) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.
“IRS” shall mean the United States Internal Revenue Service.

5

“Joint Venture Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement, dated as of the date hereof, among the Lender, the Borrower and VW SPV.
“Joint Venture Documents” shall mean the Transaction Agreement, the Joint Venture Agreement and all other agreements, Organizational Documents and instruments entered into or agreed between the parties thereto or their respective Affiliates contemplated thereby or entered into in connection therewith (other than the Finance Documents), as such agreements, documents and instruments may be amended, restated, supplemented and modified from time to time.
“Lender” shall have the meaning set forth in the introduction hereto.
“Lien” shall mean any mortgage, deed of trust, lien, pledge, charge, hypothecation, assignment, deposit arrangement, security trust, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, or any other contractual or statutory arrangement or provision having substantially the same economic, financial or operational effect as any of the foregoing).
“Loan” shall have the meaning set forth in Section 2.01. All references to the Loan shall include any principal repayment instalments and interest payments capitalized and added to the principal amount thereof pursuant to Section 2.05(b).
“Loan A” shall have the meaning assigned to the term “Loan” in the Loan A Agreement.
“Loan A Agreement” shall mean that certain Loan Agreement, dated as of or about the date hereof, to be executed by VW SPV, as lender, and the Lender, as borrower.
“Loan A Borrowing Request” shall have the meaning assigned to the term “Borrowing Request” in the Loan A Agreement.
“Loan A Funding Date” shall have the meaning assigned to the term “Funding Date” in the Loan A Agreement.
“Loan Parties” shall mean each of the Borrower and the Parent.
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, liabilities (actual or contingent) or financial condition of any Loan Party and its Subsidiaries taken as a whole, (b) the validity or enforceability of the Finance Documents, taken as a whole, (c) the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Finance Documents, taken as a whole, or (d) the rights of, remedies of or benefits available to the Lender under the Finance Documents, taken as a whole.
“Material Indebtedness” shall have the meaning set forth in Section 7.01(e).
“Maximum Rate” shall have the meaning set forth in Section 8.08.
“Obligations” shall mean all of the obligations and liabilities of the Borrower to the Lender under or in connection with any Finance Document (as any of the foregoing may from time to time be respectively amended, modified, substituted, extended or renewed), direct or indirect, absolute or contingent, due or to become due, now or hereafter existing (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding).
“Organizational Documents” shall mean, with respect to any Person, as applicable, the charter, articles or certificate of organization or incorporation and bylaws, memorandum of association, articles of association, statute or other organizational or governing documents of such Person under Applicable Law, and any amendments thereof.

6

“Other Currency” shall have the meaning set forth in Section 8.10.
“Other Event of Default” shall mean any default under any covenant, agreement or other provision of the ABL Credit Agreement, the 2026 Notes Indenture or the definitive documentation relating to other Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default results in the holder or holders or beneficiary or beneficiaries of the ABL Credit Agreement, the 2026 Notes Indenture or other Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) declaring, or being permitted to declare, such Indebtedness under the ABL Credit Agreement, the 2026 Notes Indenture or other Material Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness under the ABL Credit Agreement, the 2026 Notes Indenture or other such Material Indebtedness to be made, prior to its stated maturity, it being understood that the foregoing does not apply to any change of control offer, asset sale offer, asset sale sweep, excess cash flow sweep, special mandatory redemption in connection with acquisition financing, or similar provision which does not constitute a default.
“Payment Direction Agreement” shall mean an agreement to be executed by the Borrower, the Lender and VW SPV pursuant to which the Lender shall irrevocably direct the Borrower to pay principal and interest payments under this Agreement (other than the amount, if any, by which any interest payments due hereunder exceed the interest payments due under the Loan A Agreement) directly to VW SPV in form and substance reasonably satisfactory to the Borrower and VW SPV.
“Permitted Investments” means any of the following types of Investments (including for the avoidance of doubt, cash), to the extent owned by the Borrower:
(a)Dollars to the extent held in a deposit account at an Acceptable Bank; and
(b)investments in certificates of deposit, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, an Acceptable Bank.
“Permitted Liens” shall mean:
(a)Liens securing Indebtedness under the Finance Documents;
(b)Liens (i) of a collection bank arising under Section 4-208 or 4-210 of the UCC on the items in the course of collection, (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) that are within the general parameters customary in the banking industry and (iii) that are customary rights of setoff relating to the establishment of depositary relations with banks or other deposit taking financial institutions in the ordinary course of business (and for, the avoidance of doubt, not given in connection with the issuance of Indebtedness);
(c)Liens for taxes, assessments or governmental charges (i) that are not overdue for a period of more than sixty days, or (ii) that are being contested in good faith and by appropriate actions diligently conducted and for which appropriate reserves have been established in accordance with GAAP;
(d)Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 7.01; and
(e)solely for purposes of Section 6.05(a), Liens imposed by law incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than sixty days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required).

7

“Person” shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.
“PIK Election” shall mean (a) with respect to principal repayment instalments due in accordance with Section 2.03, the election of the Borrower, by irrevocable written notice to the Lender and VW Specter, at least ten (10) Business Days in advance of the date any such principal repayment instalment is due, to be deemed to have paid such principal repayment instalment and the next succeeding principal repayment instalment with the gross cash proceeds of additional borrowings of the Loan, such that the aggregate principal amount of the Loan outstanding will remain unchanged after giving effect thereto, and (b) with respect to interest payments due in accordance with Section 2.04, the election of the Borrower, by irrevocable written notice to the Lender at least ten (10) Business Days in advance of any Interest Payment Date, to pay the interest due on such Interest Payment Date and the next succeeding Interest Payment Date by increasing the aggregate principal amount of the Loan outstanding by the amount of such interest payment. Written notice of each PIK Election shall specify whether such PIK Election is being made with respect to interest or with respect to principal repayment instalments (it being understood that the same PIK Election may not be made with respect to both interest and principal repayment instalments).
“Pledge Agreement” shall mean that certain Pledge Agreement governed by New York law to be executed by the Borrower and the Lender pursuant to Section 4.02, substantially in the form of Exhibit A hereto.
“Property” of any Person shall mean any property, asset, rights or revenues, or interest therein, of such Person, including any accounts receivable.
“Rate of Exchange” shall have the meaning set forth in Section 8.10.
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Responsible Officer” of a Person shall mean the Chairman, Chief Executive Officer, President, any Executive Director, Director, Vice President, Treasurer, Assistant Treasurer or other similar officer of such Person, in each case authorized to the extent required by a board resolution or shareholder meeting; provided that such officer or director is then authorized to bind such Person.
“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).
“Rivian Holdings” shall mean Rivian Holdings, LLC, a Delaware limited liability company.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“SEC” means the U.S. Securities Exchange Commission.
“Solvent (Borrower)” shall mean, when used with respect to the Borrower, as of any date of determination, (a) the Borrower will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (b) the Borrower will be able to pay its debts as they mature, assuming capital contributions in an amount sufficient for such purpose are received from time to time, and (c) the sum of the Borrower’s assets, at fair valuation, is greater than the sum of the Borrower’s debts. For purposes of clause (c) of this definition, “debts” does not include an obligation to the extent it is secured by a valid lien on property of the Borrower not included as an asset of the Borrower.

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“Solvent (Parent)” shall mean, with respect to the Parent on any date of determination, (a) the fair value and the present saleable value of any and all property of the Parent and its subsidiaries, on a consolidated basis, is greater than the probable liability on existing debts of the Parent and its subsidiaries, on a consolidated basis, as they become absolute and mature, (b) the Parent and its subsidiaries, on a consolidated basis, are able to pay their debts (including contingent and subordinated liabilities) as they become absolute and mature, (c) the Parent and its subsidiaries do not intend to, nor believes that they will, incur debts that would be beyond their ability to pay as such debts mature and (d) the Parent and its subsidiaries, on a consolidated basis, are not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would constitute unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
“Specified DSA Payments” means each payment due and owing from VW AG to the Lender under Sections 21.1 and 21.2.4 of the Development and Services Agreement; provided that, for the avoidance of doubt, to the extent any such payment due thereunder is disputed by VW AG in good faith, such Specified DSA Payment shall be limited to the amount not so disputed.
“Specified DSA Deficiency” means, as of any date of determination, (a) the aggregate amount of Specified DSA Payments that were due and payable prior to such date of determination but have not been paid, minus (b) the aggregate amount of principal instalments and interest payments that have been deferred prior to such date of determination pursuant to the second sentence of each of Sections 2.03 and 2.04(b).
“Specified JV Account” shall have the meaning assigned to such term in the Loan A Agreement.
“Subsidiary” shall mean, with respect to any Person, any corporation, association or other entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person or by such Person and one or more other Subsidiaries of such Person.
“Surviving Covenants” shall mean the covenants contained in Sections 5.03, 5.05, 5.14 and Article VI of the ABL Credit Agreement, and the relevant definitions and rules of interpretation set forth in Article I of the ABL Credit Agreement, in each case as the text thereof is set forth therein as of the date hereof; provided that (i) if the ABL Credit Agreement is refinanced or replaced, or amended, amended and restated or otherwise modified (an “ABL Amendment”), in each case, in good faith, and such ABL Amendment is entered into consistent with market practice and not for the purpose of procuring the funding of the Loan hereunder, then in the case of any such ABL Amendment consummated before the Borrowing Request Date, “Surviving Covenants” shall mean the corresponding covenants, relevant definitions and rules of interpretation, if and to the extent contained in the definitive documentation in respect of such refinancing or replacement facility or facilities, or facility or facilities as so amended, amended and restated or otherwise modified, in each case as the text thereof is set forth therein as of the Borrowing Request Date; (ii) the Lender and the Borrower shall negotiate in good faith to agree amendments to this Loan B Agreement to give effect to modifications to the Surviving Covenants to reflect any corresponding ABL Amendments consummated after the Borrowing Request Date; (iii) if any ABL Amendments are required for Parent or any of its Subsidiaries to obtain financing from any Governmental Authority whether before or after the Borrowing Request Date, and any Governmental Authority consummates such financing, then the Surviving Covenants shall be deemed amended, but only to the extent of those ABL Amendments required for such financing from any Governmental Authority; and (iv) the Lender and the Borrower shall negotiate in good faith to agree amendments to this Loan B Agreement to give effect to modifications to the Surviving Covenants, whether prior to or after the Borrowing Request Date, solely to the extent such modifications are required to permit the construction of, or financing for, Parent’s and its Affiliate’s manufacturing plant and related facilities in the State of Georgia. The Surviving Covenants shall be interpreted consistent with the following principles (and in the event of a conflict, the principle stated in clause (IX) below will be given priority over the principles stated in clauses (I) through (VIII)): (I) any requirement in any Surviving Covenant to deliver a notice, designation or certification to the administrative agent, trustee, noteholders, lenders or similar party shall be deemed to be satisfied if a substantially similar notice, designation or

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certification is provided to the Lender, (II) any requirement in any Surviving Covenant to repay indebtedness or make an offer to repay indebtedness that is no longer outstanding shall be disregarded, (III) with respect to any Surviving Covenant that was originally contained in a credit facility that has been terminated or is no longer outstanding, any requirement that an entity become a guarantor of such credit facility shall be deemed to be satisfied, (IV) notwithstanding anything herein to the contrary, for purposes of determining compliance with an availability condition in any covenant, the determination of whether the condition is satisfied will be based on availability under revolving credit facilities then in effect, (V) notwithstanding anything else to the contrary herein, for so long as there is an ABL Credit Agreement outstanding that consists of an asset-based revolving loan facility, the determination of the borrowing base will generally follow the actual methodology used for such ABL Credit Agreement as then in effect, but without giving effect to any changes in the advance rates that are applicable to the Surviving Covenants, (VI) requirements the only purpose of which is to preserve ranking or lien priority, or which are only for the purpose of preventing structural or effective subordination, may be disregarded, (VII) requirements to enter into an intercreditor agreement, subordination agreement, or to provide collateral or enter into a security agreement may be disregarded, (VIII) a debt basket (and corresponding liens exception) contained in the Surviving Covenants that permits debt under the “Loan Documents” or similar term will be deemed to permit indebtedness under the definitive documentation for any replacement of the ABL Credit Agreement, but only in the amount that would be permitted to be incurred under the “Loan Documents” pursuant to the Surviving Covenants (including, if applicable, any incremental facility permitted thereunder), and (IX) any provision that, in light of circumstances at the time of determination of covenant compliance, otherwise is or becomes inconsistent or ambiguous or produces an anomalous result or unintended consequences, will be interpreted in good faith with regard to reasonable practical (and not purely technical) considerations. Certain example scenarios in relation to the Surviving Covenants are set forth in Schedule 1.01 for illustrative purposes.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Transaction Agreement” shall mean that certain Transaction Agreement, dated as of November 12, 2024, among Volkswagen International America Inc., a Delaware corporation, Parent, the Lender and VW AG.
“Transaction Documents” shall mean the Finance Documents and the Joint Venture Documents.
“Unasserted Obligations” shall mean, at any time, Obligations for indemnification or other contingent obligations to which claim has not been asserted, which survive pursuant to Section 8.06.
“Voting Stock” shall mean, with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
“VW AG” shall mean Volkswagen Aktiengesellschaft, a joint stock company duly established under the laws of Germany, having its registered office at Berliner Ring, 2, 38440, Wolfsburg, Germany.
“VW SPV” shall mean Volkswagen Specter LLC, a Delaware limited liability company.

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Section 1.02Other Interpretive Provisions. Unless otherwise expressly provided herein: (a) references to agreements (including this Agreement) and other documents shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent that such amendments and other modifications are not prohibited hereby; (b) the term “including” is not limiting and means “including without limitation;” (c) the meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms; and (d) in the computation of periods of time from a specified date to a later specified date, unless otherwise specified, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.
Section 1.03Accounting Terms; Changes in GAAP.
(a)Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP.
(b)Changes in GAAP. If the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
THE LOAN, ETC.
Section 2.01The Loan. Subject to the terms and conditions set forth herein, including the occurrence of the Effective Date, the Lender agrees to make a loan (the “Loan”) on the Funding Date to the Borrower in Dollars in the principal amount equal to the Lender’s Commitment; provided that the Funding Date shall occur during the Availability Period, and if the Funding Date does not occur during the Availability Period, then the Lender’s Commitments shall automatically terminate immediately after the end of the Availability Period and, subject to Section 8.06, this Agreement shall be of no further force or effect. No amounts paid with respect to the Loan may be reborrowed.
Section 2.02Disbursement. On the Funding Date, the Lender shall disburse the amount of the Loan to the Borrower by means of the transfer of the applicable amount to the bank account number designated by the Borrower to the Lender in writing at least three (3) Business Days prior to the Funding Date. The Commitment shall terminate immediately after the Loan is funded on the Funding Date.
Section 2.03Repayment. The Borrower shall repay to the Lender the aggregate principal amount of the Loans outstanding on the following dates in the respective amounts set forth opposite such dates:

Date	Amount
Three (3) years after the Funding Date	$50,000,000
Three (3) years and six months after the Funding Date	$50,000,000
Four (4) years after the Funding Date	$50,000,000
Four (4) years and six months after the Funding Date	$50,000,000
Five (5) years after the Funding Date	$50,000,000

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Five (5) years and six months after the Funding Date	$50,000,000
Six (6) years after the Funding Date	$50,000,000
Six (6) years and six months after the Funding Date	$50,000,000
Seven (7) years after the Funding Date	$50,000,000
Seven (7) years and six months after the Funding Date	$50,000,000
Eight (8) years after the Funding Date	$50,000,000
Eight (8) years and six months after the Funding Date	$50,000,000
Nine (9) years after the Funding Date	$50,000,000
Nine (9) years and six months after the Funding Date	$50,000,000

provided, however, that the final principal repayment instalment of such Loans shall be repaid on the Final Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Loan outstanding on such date and all interest and any other amounts due under this Agreement. Notwithstanding the foregoing or anything herein to the contrary, (a) if there is a Specified DSA Deficiency on the date any principal repayment instalment is due and payable hereunder, the payment of such principal repayment instalment or a portion thereof may be deferred, on a dollar-for-dollar basis in the amount of the Specified DSA Deficiency as of such date, until the first Business Day following the date, if any, on which VW AG complies with its obligation to make the Specified DSA Payment(s) it previously failed to pay, and no further interest shall accrue hereunder on any such principal repayment instalment or portion thereof during such period, and (b) to the extent VW AG has failed to make one or more Specified DSA Payments when due and such failure is continuing on (i) the Final Maturity Date, (ii) the date of any voluntary prepayment pursuant to Section 2.07(b) or (iii) the date on which the Loan and all accrued and unpaid interest thereon are paid in full after such amounts have become due and payable pursuant to Section 7.02, in each case the aggregate amount of unpaid principal repayment instalments hereunder shall be deemed paid to the extent of the aggregate amount of Specified DSA Payments which VW AG has failed to pay, without duplication of amounts applied to payments of interest pursuant to the second sentence of Section 2.04(b). For avoidance of doubt, if a PIK Election has been made with respect to a principal payment instalment (or portion thereof) that may be deferred as provided above, the additional borrowings and payments from the gross cash proceeds thereof in respect of such PIK Election shall not be deemed to have occurred until the first Business Day following the date, if any, on which VW AG complies with its obligation to make the Specified DSA Payment(s) it previously failed to pay, and no further interest shall accrue hereunder on any such principal repayment instalment or portion thereof during such period. Any Specified DSA Deficiency will be applied to defer payment of interest pursuant to Section 2.04(b) first, and then will be applied to defer payment of principal pursuant to this Section 2.03.
Section 2.04Interest.
(a)Interest Rates. The Borrower agrees to pay to the Lender interest on the unpaid principal amount of the Loan for each day from the date the Loan is made until the date on which the Loan is paid in full, at a rate per annum equal to the Interest Rate.
(b)Payment Dates. Accrued interest on the Loan shall be payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Notwithstanding the foregoing or anything herein to the contrary, (a) if there is a Specified DSA Deficiency on the date any interest payment is due and payable hereunder, the payment of such interest or portion thereof may be deferred, on a dollar-for-dollar basis in the amount of the Specified DSA Deficiency as of such date, until the first Business Day following

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the date, if any, on which VW AG complies with its obligation to make the Specified DSA Payment(s) it previously failed to pay, and no further interest shall accrue hereunder on such interest payment or portion thereof during such period, and (b) to the extent VW AG has failed to make one or more Specified DSA Payments when due and such failure is continuing on (i) the Final Maturity Date, (ii) the date of any voluntary prepayment pursuant to Section 2.07(b) or (iii) the date on which the Loan and all accrued and unpaid interest thereon are paid in full after such amounts have become due and payable by the Lender pursuant to Section 7.02, in each case the aggregate amount of unpaid interest payments hereunder shall be deemed paid to the extent of the aggregate amount of Specified DSA Payments which VW AG has failed to pay, without duplication of amounts applied to payments of principal pursuant to the second sentence of Section 2.03. For avoidance of doubt, if a PIK Election has been made with respect to an interest payment (or portion thereof) that may be deferred as provided above, the aggregate outstanding principal amount of the Loan will not be increased until the first Business Day following the date, if any, on which VW AG complies with its obligation to make the Specified DSA Payment(s) it previously failed to pay, and no further interest shall accrue hereunder on any such interest payment or portion thereof during such period. Any Specified DSA Deficiency will be applied to defer payment of interest pursuant to this Section 2.04(b) first, and then will be applied to defer payment of principal pursuant to Section 2.03.
(c)Interest Computation. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Subject to the second sentence of each of Section 2.03 and Section 2.04(b), all interest hereunder on the Loan shall be computed on a daily basis based upon the outstanding principal amount of the Loan as of the applicable date of determination.
Section 2.05Payments.
(a)Except as provided in the second sentence of each of Section 2.03 and Section 2.04(b), all payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as provided in Section 2.05(b) or as otherwise expressly provided herein or in the Payment Direction Agreement, all payments by the Borrower hereunder shall be made in Dollars to the Lender to the Specified JV Account, in immediately available funds, and shall be made not later than 2:00 p.m., New York City time, on the date specified herein. All payments received after 2:00 p.m., New York City time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment on the Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day for the Loan (and such extension of time shall be reflected in computing interest or fees, as the case may be) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
(b)Notwithstanding anything herein to the contrary, on not more than two separate occasions, the Borrower may make a PIK Election with respect to either interest or principal repayment instalments. If a PIK Election is made with respect to interest, then the interest payments due on the next two Interest Payment Dates following the date such PIK Election is made shall be paid by increasing the aggregate principal amount of the Loan outstanding by the amount of such interest payment as of the applicable Interest Payment Date. If a PIK Election is made with respect to principal repayment instalments, then the next two principal repayment instalments due following the date such PIK Election is made shall be deemed to have been paid from the gross cash proceeds of additional borrowings of the Loan, such that after giving effect thereto, the amount of the Loan outstanding remains unchanged. Notwithstanding the foregoing, in no event may a PIK Election be made with respect to any interest or principal due (i) prior to the date three (3) years after the Funding Date or (ii) later than nine (9) years and six months after the Funding Date.

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Section 2.06Set-Off. The Lender may in its sole discretion set off amounts due to the Borrower against any amounts due from the Borrower hereunder, including, without limitation, amortization payments under Section 2.03, without any further action or consent of any other party.
Section 2.07Voluntary Prepayments. The Borrower may, upon no less than five (5) Business Days’ irrevocable prior written notice to the Lender and VW SPV, prepay the Loan without premium or penalty (a) on an Interest Payment Date prior to the Final Maturity Date in a principal amount that is an integral multiple of $1,000,000 and not less than $25,000,000, or (b) on any Business Day in the amount required to pay in full all Obligations (other than Unasserted Obligations); provided that the Borrower shall not have the right to prepay the Loan without the consent of the Lender and VW SPV other than as set forth in this Section 2.07. All such prepayments of principal in respect of the Loan shall be applied to principal instalments on the Loans in the inverse order of maturity.
Section 2.08Interest Rate. The “Interest Rate” means a fixed rate per annum equal to the sum of (i) the VW USD 7-Yr Yield (as defined in the Loan A Agreement) plus (ii) 0.25%.
Section 2.09Compensation for Losses. In the event of the failure to borrow or prepay any principal of the Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for any out-of-pocket loss, cost and expense attributable to or connected with such event, including any out-of-pocket loss, cost or expense arising from the liquidation or redeployment of funds, from any fees payable or Hedging Costs. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section 2.09 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within three (3) Business Days after receipt thereof.
ARTICLE III
TAXES, ETC.
Section 3.01Taxes.
(a)The Lender shall deliver to the Borrower on or prior to the date on which the Lender becomes a Lender under this Agreement (and from time to time thereafter upon reasonable request of the Borrower or upon the expiration or obsolescence of any previously delivered copy) properly completed and executed copies of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding for any Taxes. All payments made by or on account of any obligation of the Borrower under any Finance Document shall be made free and clear of, and without withholding or deduction for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment, then such withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority, and, any such amounts shall be treated for all purposes of this Agreement as having been paid to the Lender in respect of which such withholding was made, except that, if the deduction or withholding of any Tax is required to be made as a result of a change in (or in the interpretation, administration, or application of) any Applicable Law binding on the Lender after the date on which it becomes a party to this Agreement (each, an “Indemnified Tax”), then the sum payable by the Borrower shall be increased by additional amounts (the “Additional Amounts”) as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to Additional Amounts under this Section 3.01) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)The Borrower shall jointly and severally indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Lender on or with

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respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
(c)If any Indemnified Tax arises and the Lender is entitled to an exemption from or reduction of withholding of such Tax with respect to payments made under any Finance Document, then the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower pursuant to Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if (i) in the Lender’s reasonable judgment such completion, execution or submission is inconsistent with applicable legal and regulatory requirements, or would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender or (ii) such documentation or similar forms are not supplied by the Borrower to the Lender.
(d)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of Additional Amounts pursuant to this Section 3.01(a)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or Additional Amounts with respect to such Tax had never been paid. This clause shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(e)For the avoidance of doubt, the parties hereto agree that the Loan is treated as indebtedness for U.S. federal income tax purposes. The Lender represents it is the beneficial owner of the interest on the Loan for U.S. federal income tax purposes.

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ARTICLE IV
CONDITIONS PRECEDENT
Section 4.01Conditions to Effective Date. The occurrence of the Effective Date shall be subject to the satisfaction (or waiver thereof by the Lender and VW SPV (and for the purposes hereof the parties hereby designate VW SPV as third party beneficiary and VW SPV shall have the right to enforce the Lender’s rights under this Section 4.01 as though it were party to this Agreement (and this Section 4.01 may not be amended without the prior written consent of VW SPV in addition to each consent otherwise required hereunder)) of all of the conditions specified below:
(a)Transaction Documents. The Lender shall have received each of the Joint Venture Agreement and the Transaction Agreement, which shall be an original unless otherwise agreed, in each case duly executed and delivered by each party thereto, each dated the Effective Date and each in form and substance reasonably satisfactory to the Lender;
(b)Representations and Warranties. The representations and warranties of each of the Loan Parties contained in this Agreement (other than any such representation or warranty which, by its term, speaks as of a particular date) and the other Finance Documents shall be true and correct in all material respects, on and as of the Effective Date; provided, however, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects; provided, further, that to the extent such representations or warranties specifically refer to an earlier date, they shall be accurate in all material respects as of such earlier date;
(c)No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the Effective Date; and
(d)ABL Loan Documents and 2026 Notes Documents. The Lender shall have received a true, accurate and complete electronic copy of fully executed versions of the ABL Loan Documents and 2026 Notes Documents, in each case as in effect on the Effective Date.
Section 4.02Conditions to Funding Date. The occurrence of the Funding Date shall be subject to the satisfaction (or waiver thereof by the Lender and VW SPV (and for the purposes hereof the parties hereby designate VW SPV as third party beneficiary and VW SPV shall have the right to enforce this Section 4.02 as though it were party to this Agreement (and this Section 4.02 may not be amended without the prior written consent of VW SPV in addition to each consent otherwise required hereunder)) of all of the conditions specified below:
(a)Effective Date. The Effective Date shall have occurred no later than December 31, 2024;
(b)Borrowing Request. Not later than twenty (20) calendar days prior to the Funding Date, the Borrower shall have provided to the Lender a Borrowing Request in the form attached as Exhibit B hereto with a Funding Date set forth therein during the Availability Period (the “Borrowing Request”), which shall attach the most recent Compliance Certificate provided (if any) to a holder or holders or a beneficiary or beneficiaries (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries), as applicable, under each of the ABL Credit Agreement, the 2026 Notes Indenture and other Material Indebtedness;
(c)Solvency Certificate. Each Loan Party shall have delivered a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of such Loan Party substantially in the form attached hereto as Exhibit C;

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(d)Representations and Warranties. The representations and warranties of each of the Loan Parties contained in this Agreement (other than any such representation or warranty which, by its term, speaks as of a particular date) and the other Finance Documents shall be true and correct in all material respects, on and as of the Funding Date, before and after giving effect to the making of the Loan on the Funding Date and to the application of the proceeds therefrom; provided, however, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects;
(e)No Default, Event of Default or Other Event of Default; Call Events. No (i) Default, Event of Default or Other Event of Default shall have occurred and be continuing on the Borrowing Request Date, or in each case shall have occurred thereafter on or prior to the Funding Date, or shall result from the making of the Loan on the Funding Date or the use of the proceeds thereof and (ii) Call Event shall have occurred for which the Call Option Exercise Period (as defined in Section 9.04(a)(ii) of the Joint Venture Agreement) has not expired prior to the Borrowing Request Date, or shall have occurred thereafter on or prior to the Funding Date;
(f)ABL Loan Documents and 2026 Notes Documents. Unless the original such agreements have been repaid and terminated without being refinanced or replaced, the Lender shall have received a true, accurate and complete electronic copy of fully executed versions of the ABL Loan Documents and 2026 Notes Documents, in each case as in effect on the Funding Date;
(g)Perfection of Security Interests. The Lender shall have received (a) an original of the Pledge Agreement, duly executed and delivered by the Borrower, and dated the Funding Date, and (b) evidence in form and substance reasonably satisfactory to it that, on the Funding Date, all Collateral will be subject to a first priority perfected security interest in favor of the Lender;
(h)Determination of Interest Rate. The Interest Rate shall have been determined in accordance with Section 2.08 of the Loan A Agreement (and, for the avoidance of doubt, any Dispute (as defined in the Loan A Agreement) shall have been resolved in accordance with Section 2.08(c) of the Loan A Agreement);
(i)Funding under Loan A Agreement. The Loan A Borrowing Request shall have been delivered by the Lender to VW SPV in accordance with the Loan A Agreement; and
(j)Payment Direction Agreement. The Lender shall have received an original of the Payment Direction Agreement executed by the Borrower.
The borrowing of the Loan by the Borrower hereunder on the Funding Date shall constitute a representation and warranty by the Borrower as of the Funding Date that the conditions contained in clauses (a), (d) (solely as to itself) and (e) shall have been satisfied, and shall constitute a representation and warranty by the Parent as of the Funding Date that the condition contained in clause (d) and clause (e), in each case solely with respect to itself, shall have been satisfied.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each of the Loan Parties, severally and not jointly, as to itself only and not the other, hereby makes the following representations and warranties to the Lender as of the date hereof, the Effective Date and the Funding Date:

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Section 5.01Status and Licensing. Each of the Loan Parties (i) is duly incorporated, validly existing and in good standing (if applicable) under the laws of its jurisdiction of incorporation and (ii) has all requisite power, governmental licenses, authorizations, consents and approvals to own its Property and carry on its business as now conducted except, in the case of clause (ii) only, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.02Power and Authority; Enforceable Obligations. Each of the Loan Parties has the power to execute, deliver and perform the terms and provisions of the Finance Documents to which it is a party (and, with respect to Parent, solely the terms and provisions of such Finance Documents that are applicable to it), and has taken all necessary action required by its constitutional documents to authorize the execution, delivery and performance of the Finance Documents to which it is a party. The Finance Documents have been or will be, as applicable, duly executed and delivered by each of the Loan Parties and constitute or will constitute, as applicable, legal, valid and binding obligations of each such Loan Party enforceable in accordance with their respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
Section 5.03Compliance with Law and Other Instruments. Neither the execution, delivery or performance by each Loan Party of the Finance Documents in accordance with their respective terms, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, (a) will contravene such Loan Party’s Organizational Documents, (b) will contravene any Applicable Law to which any Loan Party is subject or any judgment, decree, order or permit applicable to such Loan Party, or (c) will conflict with or will result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any Property of any Loan Party pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which such Loan Party is a party or bound or to which it may be subject (other than the Finance Documents), except in each case under clause (b) or (c) where such conflict, breach, default or violation could not reasonably be expected to have a Material Adverse Effect.
Section 5.04Governmental Approvals. No order, permission, consent, approval, license, authorization, registration or validation of, or notice to or filing (other than SEC public company filings by Parent and UCC filings pursuant to the Finance Documents) with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, the execution, delivery and performance of the Finance Documents by any Loan Party or the taking of any action by any Loan Party contemplated by any Finance Document, or, if any of the foregoing are required, (a) they have been obtained or made and, as applicable, are in full force and effect or (b) in the case of any notice that may be required to be provided or consent that may need to be obtained by the Parent after the date hereof, the Effective Date and/or the Funding Date, (i) the requirement, or potential requirement, to make such notice or obtain such consent has been notified to the Lender, and (ii) such notice will be made or consent will be obtained if and when required.
Section 5.05Solvency. Upon giving effect to the Finance Documents by the parties thereto and the consummation of the Finance Documents in accordance with their respective terms, including the making of the Loan and the use of proceeds thereof, the Borrower will be Solvency (Borrower) and the Parent will be Solvent (Parent), in each case as of the Funding Date.

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Section 5.06Taxes. Each of the Borrower and the Parent has timely filed or caused to be filed all Tax returns, declarations, reports, estimates, information returns and statements and other information required to have been filed and have paid or caused to be paid all Taxes required to have been paid by it, except for (i) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP, or (ii) to the extent that failure to so file or pay could not reasonably be expected to have a Material Adverse Effect.
Section 5.07ABL Loan Documents and 2026 Notes Documents. The ABL Loan Documents and 2026 Notes Documents delivered by the Borrower as of the Effective Date and as of the Funding Date shall be true, accurate and complete copies in all respects.
Section 5.08Separateness. At all times after the date hereof, the Borrower has complied with the requirements set forth in Section 6.08.
ARTICLE VI
COVENANTS
The Borrower covenants and agrees that, and solely with respect to Sections 6.01(b), 6.02(b), 6.03, 6.05(a), and 6.08 (to the extent relevant to it), the Parent covenants and agrees that, in each case until the payment in full of all Obligations (other than Unasserted Obligations):
Section 6.01Notice of Default or Material Adverse Effect.
(a)The Borrower shall provide to the Lender promptly (and, in any event, within five (5) Business Days) after a Responsible Officer of the Borrower obtains knowledge thereof, notice of: (i) any Default or Event of Default, signed by a Responsible Officer, manager or director of the Borrower, describing such Default or Event of Default and the steps that the Loan Parties propose to take in connection therewith, and (ii) any event involving or affecting the Borrower that could reasonably be expected to have a Material Adverse Effect.
(b)The Parent shall provide to the Lender promptly (and, in any event, within five (5) Business Days) after a Responsible Officer of the Parent obtains knowledge thereof, notice of (i) any event involving or affecting the Parent that could reasonably be expected to have a Material Adverse Effect and (ii) beginning on the Borrowing Request Date, any “default” or “event of default” under the Surviving Covenants.
Section 6.02Compliance with Law.
(a)The Borrower shall comply with the requirements of all Applicable Laws and orders of any Governmental Authority to the extent that the failure to comply therewith could (in the aggregate) reasonably be expected to have a Material Adverse Effect, except where (and for so long as) the necessity of compliance therewith is being contested in good faith by appropriate proceedings.
(b)The Loan Parties shall not use the proceeds of the Loan in any manner that would, or that could reasonably be expected to, cause the Lender to be in violation of any applicable sanctions, anti-corruption or money laundering laws.
Section 6.03Notices under ABL Loan Documents and 2026 Notes Documents.
(a)Parent shall deliver to the Lender an executed copy of any material amendment, amendment and restatement, waiver or other similar modification or supplement of any ABL Loan Document, 2026 Notes Document or any Material Indebtedness, in each case within five (5) Business Days of the execution thereof.

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(b)Parent shall deliver to the Lender a copy of (i) any notice of “Default” or “Event of Default” (or similar term), (ii) any notice regarding the occurrence of a “Material Adverse Effect” (or similar term), and (iii) beginning on the Borrowing Request Date, a copy of each Compliance Certificate in the case of each of the foregoing clauses (i), (ii) and (iii), that is delivered by Parent or any of its Subsidiaries to or by any lender, noteholder, investor, administrative agent, trustee or other debt representative pursuant to the ABL Loan Documents, 2026 Notes Documents or any Material Indebtedness, promptly (and, in any event, within five (5) Business Days) following delivery to such lender, noteholder, investor, administrative agent, trustee or other debt representative, as applicable.
Section 6.04Indebtedness. The Borrower will not create, incur, assume or suffer to exist any Indebtedness, other than:
(a)Indebtedness created hereunder; and
(b)Indebtedness permitted to be incurred pursuant to Section 6.08(m) hereof.
Section 6.05Liens.
(a)Parent will not create, incur, assume or suffer to exist any Lien upon its Equity Interests in the Borrower, other than Permitted Liens.
(b)The Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.
Section 6.06Restricted Payments. The Borrower will not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that the Borrower may declare and pay dividends or distributions of amounts received (a) from the proceeds of the Loan, (b) from the Lender in its capacity as member of the Lender, (c) as a return on Permitted Investments, (d) from Parent as a capital contribution, or (e) from any taxing authority as a refund or otherwise on account of an overpayment of taxes.
Section 6.07Investments. The Borrower will not make any Investments, other than:
(a)Permitted Investments; and
(b)Investments required to be made in the Lender pursuant to the Joint Venture Agreement.
Section 6.08Separateness. The Borrower acknowledges that the Lender is entering into the transactions contemplated by the Finance Documents in reliance upon the Borrower’s identity as a legal entity that is separate from Parent and its other Affiliates. From and after the Effective Date, the Parent shall cause the Borrower to, and the Borrower shall:
(a)maintain the Borrower’s books and records and bank accounts separate from those of any of its Related Parties;
(b)at all times hold the Borrower out to the public and all other Persons as a legal entity separate from the Borrower’s members and any other Person;
(c)have at least one manager sitting on its board of managers designated by VW SPV; provided that to the extent this clause (c) is not complied with due to an action (or failure to act) on the part of VW SPV or any of its Affiliates, for the purposes hereof the Loan Parties shall be deemed not to have defaulted in the observance or performance of this clause (c);

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(d)file tax returns, if any, for the Borrower as may be required under applicable law, to the extent not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;
(e)except as contemplated herein or in any other Transaction Document, not commingle the Borrower’s assets with assets of any other Person;
(f)have sufficient personnel or duly compensated agents to run its business and operations and compensate its employees (if any) and agents from its own available funds for services provided to it;
(g)conduct the Borrower’s business in the Borrower’s own name and comply with all organizational formalities to maintain the Borrower’s separate existence;
(h)maintain separate financial statements for the Borrower (provided that any member of the Borrower may consolidate its accounts with those of the Borrower to the extent required under the rules and regulations of the SEC or under other applicable law);
(i)pay the Borrower’s own liabilities only out of the Borrower’s own funds except (i) as otherwise expressly required by the Transaction Documents and (ii) that an Affiliate of the Borrower may pay certain organizational expenses of the Borrower;
(j)maintain an arm’s length relationship between the Borrower and each of its Related Parties (it being understood that distributions on the Borrower’s Equity Interests are arm’s length transactions with the holder(s) thereof);
(k)pay the salaries of the Borrower’s own employees, if any, with the Borrower’s own funds;
(l)if the Borrower has any employees, not assume or guarantee or become obligated for the debts of any of its Related Parties and not permit any of its Related Parties to assume, guarantee or become obligated for the debts of the Borrower and not hold out the Borrower’s credit or assets as being available to satisfy the obligations of others;
(m)not incur any indebtedness or liability towards any other party exceeding $1,000,000 except the Loan and to the extent permitted under the Joint Venture Agreement;
(n)allocate fairly and reasonably with other Persons any of the Borrower’s overhead for shared office space;
(o)except as contemplated in any Transaction Document, use separate stationery, invoices and checks;
(p)except for liens involuntarily incurred in the ordinary course of business or securing the Obligations, not pledge the Borrower’s assets for the benefit of any other Person;
(q)reasonably attempt to correct any known misunderstanding regarding the Borrower’s separate identity;
(r)maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;
(s)cause the Borrower’s board of managers to keep minutes of any meetings and actions and observe all other company formalities;
(t)not to have the Borrower acquire any securities of its members;

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(u)act through its own authorized managers, directors, members, officers and agents in accordance with the authority set forth in the Borrower’s Organizational Document, except as expressly permitted under the Transaction Documents; and
(v)maintain the Borrower’s assets in a manner that facilitates their identification and segregation from those of the Borrower’s Affiliates.
Section 6.09Further Assurances. The Borrower hereby agrees promptly upon the reasonable request of the Lender:
(a)to correct any material defect or error that may be discovered in any Finance Document or in the execution, acknowledgement, filing or recordation thereof; and
(b)to do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignments, transfers, certificates, assurances and other instruments from time to time to (i) carry out more effectively the purposes of the Finance Documents, (ii) to the fullest extent permitted by applicable law, subject the Collateral to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder, and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender for its benefit the rights granted or now or hereafter intended to be granted to the Lender for its benefit under any Finance Document or under any other instruments executed in connection with any Finance Document to which the applicable Loan Party is or is to be a party.
ARTICLE VII
EVENTS OF DEFAULT
Section 7.01Events of Default. The following specified events shall be “Events of Default” for the purposes of this Agreement and the other Finance Documents:
(a)(i) any payment of any principal of the Loan shall not be made in accordance herewith or, to the extent in full force and effect, in accordance with the Payment Direction Agreement, in full when due (provided, that except in the case of principal due on the Final Maturity Date, if any such principal payment is not paid when due as a result of a technical or administrative error, it will not result in an Event of Default hereunder so long as such principal payment is made within three (3) Business Days of the date such principal payment was due), or (ii) the Borrower shall default for five (5) Business Days or more in the payment in accordance herewith or, to the extent in full force and effect, in accordance with the Payment Direction Agreement, of any interest or other amount whatsoever payable under this Agreement or any other Finance Document; or
(b)any representation or warranty made by any Loan Party in any Finance Document or that is contained in any certificate, document or other statement furnished at any time pursuant to or in connection with any Finance Document shall prove to have been incorrect in any material respect on or as of the date made (and in the case of any representation or warranty made or deemed made on or after the Funding Date, such representation or warranty shall remain untrue (in any material respect or in any respect, as applicable) or uncorrected for a period of thirty (30) calendar days after the earlier of the date (i) a Responsible Officer of the applicable Loan Party obtains knowledge thereof and (ii) written notice thereof shall have been given to the applicable Loan Party by the Lender); or
(c)(i) any Loan Party shall default in the observance or performance of any covenant contained in Section 6.01, 6.03, 6.04, 6.05(b), 6.06, 6.07 or 6.08, or (ii) on and after the Funding Date, Parent or any of its Subsidiaries shall default under any Surviving Covenant, and in the case of this clause (ii), (x) such default shall continue unremedied for a period of ten (10) Business Days after the earlier of the date (A) a

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Responsible Officer of the applicable Loan Party obtains knowledge thereof and (B) written notice thereof shall have been given to any Loan Party by the Lender and (y) after such ten (10) Business Day-period has elapsed, such default shall continue unremedied for a further period of sixty (60) days; provided that such further period of sixty (60) days shall be deemed to have lapsed immediately if a Default, Event of Default or Call Event (as defined in the Joint Venture Agreement) (other than such default(s) under the applicable Surviving Covenant(s)) occurs during such further period of sixty (60) days; or
(d)any Loan Party shall default in the observance or performance of any other covenant or agreement contained in the Finance Documents (other than as provided in clauses (a), (b) and (c)), and such default shall continue unremedied for a period of thirty (30) calendar days after the earlier of the date (A) a Responsible Officer of the applicable Loan Party obtains knowledge thereof and (B) written notice thereof shall have been given to any Loan Party by the Lender; or
(e)Parent or any of its Subsidiaries shall (i) fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness under the ABL Credit Agreement, the 2026 Notes Indenture or otherwise any Indebtedness (other than Indebtedness under the Finance Documents) having an aggregate principal amount of more than $100,000,000 (any such Indebtedness, “Material Indebtedness”), (ii) fail to (x) deliver certificates as to compliance with a financial covenant to the holder or holders or beneficiary or beneficiaries of the ABL Credit Agreement, the 2026 Notes Indenture or other Material Indebtedness in accordance with the ABL Credit Agreement, the 2026 Notes Indenture or the definitive documentation relating to other Material Indebtedness when due, after giving effect to any applicable grace period, (y) deliver financial statements when due, after giving effect to any applicable grace period, but only if the deadline for delivery of any certificate as to compliance described in the immediately preceding clause (x) is determined by reference to the date such financial statements are required to be delivered, or (z) comply with any financial covenant set forth in the ABL Credit Agreement, the 2026 Notes Indenture or the definitive documentation relating to other Material Indebtedness, in each case beyond the applicable grace period with respect thereto, if any; or (ii) default under any covenant, agreement or other provision of the ABL Credit Agreement, the 2026 Notes Indenture or the definitive documentation relating to other Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default results in the holder or holders or beneficiary or beneficiaries of the ABL Credit Agreement, the 2026 Notes Indenture or other Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) declaring such Indebtedness under the ABL Credit Agreement, the 2026 Notes Indenture or other Material Indebtedness to become immediately due and payable; or
(f)(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed, in each case seeking liquidation, reorganization, arrangement, adjustment, an adjudication of bankruptcy, insolvency, judicial management, reorganization, administration or relief of debtors or other similar relief in respect of any Loan Party or any of its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, including the Bankruptcy Code, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for any Loan Party or for a substantial part of its assets shall have been entered and, in any such case described in clause (i) or (ii) hereof, such proceeding or petition shall continue undismissed or shall be not stayed for a period of 60 or more days; or
(g)any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, arrangement, adjustment, an adjudication of bankruptcy, insolvency, judicial management, reorganization, administration or relief of debtors or other similar relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, including the Bankruptcy Code, (ii) consent to the institution of any proceeding or petition described in clause (i) above, apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Person, or for a substantial part of its assets, (iii) file an answer admitting the material

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allegations of a petition filed against it in any such proceeding, or (iv) make a general assignment for the benefit of creditors; or
(h)(i) a Call Event (as defined in the Joint Venture Agreement) shall occur and VW SPV exercises its Call Right (as defined in the Joint Venture Agreement) under Section 9.04(a)(ii) of the Joint Venture Agreement, or VW SPV is prevented from delivering a Call Election Notice (as defined in the Joint Venture Agreement) to the Borrower or settling such Call Right under Applicable Law, or (ii) an Event of Default (as defined in the Loan A Agreement) described in (A) Sections 7.01(f) or 7.01(g) of the Loan A Agreement, in each case to the extent caused by the failure of Rivian Automotive, LLC (or any of its Affiliates) to pay any amount when due under the Development and Services Agreement to the Lender, (B) Section 7.01(h)(i) of the Loan A Agreement, if caused by actions of Rivian SPV or Parent and not a Governmental Authority, or (C) Section 7.01(j)(ii) of the Loan A Agreement, in each case has occurred and is continuing; or
(i)a Change of Control shall occur; or
(j)(i) the validity of any Finance Document shall be contested in writing by any Loan Party or any Governmental Authority or (ii) any Finance Document shall for any reason be terminated or become invalid, ineffective or unenforceable (in each case, other than in accordance with its terms), which termination, invalidity or ineffectiveness could reasonably be expected to have a Material Adverse Effect, and such termination, invalidity or ineffectiveness, to the extent capable of being cured, is not cured (whether by entering into a new agreement, an amendment, modification, or otherwise correcting such defect) within thirty (30) days after notice thereof from the Lender; or
(k)any governmental or other authorization, consent, license, permit, concession, approval or authorization which is necessary or appropriate under any Applicable Law for the execution, delivery or performance by any Loan Party of any obligation under any Finance Document or to make any Finance Document legal, valid, enforceable and admissible in evidence shall not be obtained or shall be withdrawn or shall cease to be in full force and effect or shall be modified in a manner, and such failure to obtain, withdrawal, failure to be in full force and effect, or modification, to the extent capable of being cured, is not cured (whether by entering obtaining a new authorization, consent, license, permit, concession, approval or authorization, or otherwise correcting such defect) within thirty (30) days after the earlier of the date (i) a Responsible Officer of the Borrower obtains knowledge thereof and (ii) written notice thereof shall have been given to the Borrower by the Lender); or
(l)(i) any Collateral Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, (ii) any Loan Party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability, or (iii) except as permitted under the Collateral Documents, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien (subject to Permitted Liens).
Section 7.02Remedies Upon an Event of Default. If an Event of Default occurs (other than an event with respect to the Borrower described in Sections 7.01(f) or 7.01(g)), and at any time thereafter during the continuance of such Event of Default, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times:
(a)prior to the Borrowing Request Date, if an Event of Default described in Sections 7.01(f) (with respect to Parent), 7.01(g) (with respect to Parent), 7.01(h), 7.01(i), 7.01(j)(i) (if caused by actions of a Loan Party and not a Governmental Authority) or 7.01(l)(ii) occurs, terminate the Commitment and thereupon the Commitment shall terminate immediately;
(b)on or after the Borrowing Request Date, if an Event of Default, Other Event of Default or Call Event (as defined in the Joint Venture Agreement) occurs, terminate the Commitment and thereupon the Commitment shall terminate immediately;

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(c)declare the Loan then outstanding (including any amount outstanding as a result of a PIK Election) to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all other obligations of the Borrower accrued hereunder and under any other Finance Document including any break funding payment, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; or
(d)exercise all rights and remedies available to it under the Finance Documents and Applicable Law.
If an Event of Default described in Sections 7.01(f) or 7.01(g) occurs with respect to the Borrower, the Commitment shall automatically terminate and the principal of the Loan then outstanding, together with accrued interest thereon and other obligations of the Borrower accrued hereunder and under any other Finance Document including any break funding payment, shall automatically become due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
In addition to any other rights and remedies granted to the Lender in the Finance Documents, the Lender may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other Applicable Law. The Lender shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting any costs and expenses payable to the Lender under Section 8.01, in such order as the Lender may elect, and only after such application and after the payment by the Lender of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York Uniform Commercial Code, need the Lender account for the surplus, if any, to the Borrower.
Notwithstanding anything herein or in any other Finance Document to the contrary, it is expressly understood and agreed that, except with respect to payment obligations arising under Section 3.01 and 8.01, (i) the Borrower shall have no personal liability with respect to the Obligations and the Lender agrees to look solely to the Collateral for satisfaction of the Obligations, (ii) Lender’s rights and remedies hereunder and under the other Finance Documents shall be limited to the Collateral and the Lender shall have no right or claim against the Borrower or any of its property or assets other than the Collateral, (iii) if Lender obtains a judgment in respect of the Obligations such judgment may only be enforced against the Collateral and (iv) in the event of a foreclosure against the Collateral, no judgment of any deficiency upon the Obligations shall be sought or obtained by Lender against the Borrower.

ARTICLE VIII
MISCELLANEOUS
Section 8.01Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. Except as otherwise agreed in writing by the Borrower and the Lender, each of the Loan Parties, on the one hand, and the Lender, on the other hand, shall pay its own out-of-pocket expenses (including reasonable and documented fees and disbursements of external legal counsel) incurred in connection with the preparation, negotiation, execution and delivery of the Finance Documents (including any amendment, restatement, supplement or other modification thereof, or any consent or waiver thereunder), except as provided in the next sentence. Notwithstanding the foregoing, the parties hereto acknowledge and agree that, in the event of any dispute hereunder between the parties hereto resulting in litigation or arbitration proceedings, the legal expenses of the prevailing party shall be reimbursed by the other party thereto.

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(b)Indemnification. The Borrower shall indemnify the Lender and each of its directors, officers, employees, agents and advisors (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) (“Losses”), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party (other than VW AG and its Related Parties) arising out of, in connection with, or as a result of (i) the execution or delivery of each Finance Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, and the consummation of the transactions contemplated hereby or thereby, in each case, only to the extent relating to the Loan (and not the joint venture or the other transactions contemplated by the Joint Venture Documents), (ii) the Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. This Section 8.01(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. For avoidance of doubt, the last sentence of Section 8.01(a), and not the indemnity obligations in this Section 8.01(b) shall apply to any dispute hereunder between the parties hereto.
(c)Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each party hereto agrees that it will not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Finance Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof; provided that such waiver shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with any Finance Document or the transactions contemplated hereby or thereby, except to the extent that such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.
(d)Payments. All amounts due under this Section 8.01 shall be payable in Dollars to the Lender’s bank account specified by the Lender in writing, not later than ten Business Days after demand therefor.
(e)Survival. The agreements in this Section 8.01 shall survive the replacement of the Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all other Obligations.
Section 8.02Amendments and Waivers, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

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Section 8.03Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (NOT INCLUDING SUCH STATE’S CONFLICT OF LAWS PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
Section 8.04Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by fax or e-mail to the address, fax number or e-mail address specified for such Person on Schedule 8.04. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by e-mail and fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Each of the Borrower and the Lender may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.
Section 8.05Table of Contents; Headings. The table of contents and captions and section headings appearing herein are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.
Section 8.06Survival. All representations and warranties made hereunder or in any other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof until indefeasible payment in full of the Obligations. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by it or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of the Loan, and shall continue in full force and effect as long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or the Commitment shall remain outstanding. The obligations of the Borrower under Section 3.01 and Section 8.01 shall survive the repayment of the Loan and the termination of the Commitment and, in the case of any assignment of the Loan hereunder, shall survive the making of such assignment with respect to the assigning Lender.
Section 8.07Successors and Assigns.
(a)Eligible Assignees. The Lender and the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of all parties hereto (and any attempted assignment or transfer by the Lender or Loan Party without such consent shall be null and void), except that the Lender may assign or otherwise transfer all or a portion of the outstanding principal amount of the Loan (in an amount that is an integral multiple of $1,000,000 and not less than $25,000,000) or any of the Lender’s rights and obligations hereunder to an Eligible Assignee; provided, that, subject to Section 8.07(b), so long as Loan A remains outstanding, and except in the case of an assignment after an Event of Default pursuant to Section 7.01(h)(i) hereof has occurred, (i) the consideration received for any assignment of the Loan hereunder to an Eligible Assignee may not be less than the then-outstanding principal amount of the Loan or any portion thereof so assigned and (ii) substantially concurrent with the consummation of such assignment, the Lender must repay Loan A in full. Upon consummation of any such assignment or transfer of the outstanding principal amount of the Loan, the Eligible Assignee thereof shall become a “Lender” hereunder, and if there is more than one “Lender” hereunder as a result thereof, references herein to the “Lender” herein shall be references to one or more “Lenders” as the context may require.
(b)Assignment to VW SPV. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, VW SPV shall have the right, but not the obligation, to deliver an Assignment and Assumption Notice to the Lender and the Borrower at any time, and on the date on which such Assignment and Assumption Notice has been delivered to the Lender and the Borrower, the Assigned Rights

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and Obligations shall be deemed assigned to, and assumed by, VW SPV automatically and without any further action of the Parties; provided, however, that so long as Loan A remains outstanding, except in the case of an assignment after an Event of Default pursuant to Section 7.01(h)(i) hereof, such assignment and assumption shall not be effective unless and until (i) the consideration for such assignment is received by the Lender, which consideration may not be less than the then-outstanding principal amount of the Loan or any portion thereof so assigned and (ii) substantially concurrent with the consummation of such assignment, the Lender must repay Loan A in full. From and after the date of delivery of the Assignment and Assumption Notice, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, and other amounts) to VW SPV. The parties hereby designate VW SPV as third-party beneficiary of this Section 8.07(b) and VW SPV shall have the right to enforce this Section 8.07(b) as though it were party to this Agreement (and this Section 8.07(b) may not be amended without the prior written consent of VW SPV in addition to each consent otherwise required hereunder).
Section 8.08Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). In case the applicable interest rate payable hereunder exceeds the Maximum Rate at any time, the Borrower shall pay interest at the Maximum Rate at such time. If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 8.09Submission to Jurisdiction; Venue; Waiver of Jury Trial.
(a)EACH OF THE LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER, OR ANY RELATED PARTY OF THE LENDER IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FINANCE DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT AGAINST ANY LOAN PARTY OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(b)EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER

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PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 8.10Judgment Currency. All payments made under the Finance Documents shall be made in the currency expressly required by the Finance Documents (to the extent required by the terms hereof, the applicable “Agreement Currency”). If for any reason any payment made hereunder is made in a currency (the “Other Currency”) other than the applicable Agreement Currency, then to the extent that the payment actually received by the Lender, when converted into the applicable Agreement Currency at the “Rate of Exchange” (as defined below) on the date of payment (or, if conversion on such date is not practicable, as soon thereafter as it is practicable for the Lender to purchase the applicable Agreement Currency) falls short of the amount due under the terms of this Agreement, the Borrower shall, as a separate and independent obligation of the Borrower, indemnify the Lender and hold the Lender harmless against the amount of such shortfall. All foreign exchange losses incurred in connection with the conversion of any Collateral in accordance with the Finance Documents or any proceeds thereof or any other amounts received by the Lender denominated in a currency other than the Agreement Currency to the applicable Agreement Currency specified therefor shall be borne by the Borrower. As used in this Section 8.10, the term “Rate of Exchange” shall mean the rate at which the Lender is able on the relevant date to purchase the applicable Agreement Currency with the Other Currency and shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into, the applicable Agreement Currency.
Section 8.11Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by Applicable Law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement. Each of the parties hereto represents and warrants to the other parties hereto that it has the corporate or other organizational capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents.
Section 8.12Severability. To the fullest extent permitted by law, any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and the remaining portion of such provision and all other remaining provisions hereof will be construed to render them enforceable.
Section 8.13No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 8.14Entire Agreement. As of the date hereof, the Finance Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior or contemporaneous agreements and understandings of such Persons, oral or written, relating to the subject matter hereof.

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Section 8.15Revival and Reinstatement. If the Lender repays, restores or returns, in whole or in part, any payment or property previously paid or transferred to the Lender in full or practical satisfaction of any Obligation, because the payment or transfer (the “Transfer”) was declared to be void, voidable, or otherwise recoverable under any Applicable Law, or because the Lender elects to repay, restore, or return, in whole or in part, in connection with a claim that the Transfer was void, is voidable, or is otherwise recoverable, then as to any amount that the Lender repays, restores, or returns, and as to all reasonable costs, expenses, and attorney’s fees of the Lender related to the Transfer or to the repayment, restoration, return, or voidability of the Transfer, the liability of the Borrower will automatically and immediately be reinstated and restored and will exist as though the Transfer had never been made.
Section 8.16Confidentiality. Notwithstanding anything to the contrary herein or in the Finance Documents, the parties hereto agree that any exchange of information between the parties hereto shall be subject to applicable antitrust laws and the terms of the Information Sharing Agreement.
Section 8.17No Liability. Notwithstanding anything to the contrary herein or in the other Finance Documents, the parties hereto agree that (a) Parent shall have no liability whatsoever for any of the obligations (including the Obligations) hereunder, and in no event shall Lender have any recourse to Parent therefor, (b) Lender shall have no remedy hereunder for any breach by Parent of its representations, warranties and agreements hereunder unless and until such breach results in an Event of Default, in which case Lender may exercise any of its remedies hereunder in accordance with Section 7.02 (provided that the remedies for a breach by Parent that results in the occurrence and continuation of a Default or Event of Default prior to the Funding of the Loan on the Funding Date shall be as provided in Section 7.02).
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.
RIVIAN JV SPV, LLC,
as Borrower
By: Rivian Automotive, Inc., its Member
By:/s/ Claire McDonough_________________________
Name: Claire McDonough
Title: Chief Financial Officer
[Loan B Agreement – Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.
RIVIAN AUTOMOTIVE, INC.,
as Parent (executing this Agreement solely for the purposes of Sections 4.02 (the last sentence only), Article V (as to itself only), 6.01(b), 6.02(b), 6.03, 6.05(a), 6.08 and 8.17 hereof)

By: /s/ Claire McDonough_________________________
Name: Claire McDonough
Title: Chief Financial Officer
[Loan B Agreement – Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.
RIVIAN AND VW GROUP TECHNOLOGY, LLC,
as Lender

By:_/s/ Wassym Bensaid________________________
Name: Wassym Bensaid
Title: Co-Chief Executive Officer

[Loan B Agreement – Signature Page]